EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

iPass Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-107315, 333-118295, 333-130064, 333-131879, 333-165683, and 333-172603) on Form S-8 of iPass Inc. of our report dated March 7, 2012, with respect to the consolidated balance sheets of iPass Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of iPass Inc.

/s/ KPMG LLP

Santa Clara, California

March 7, 2012